Index of Financial Statements and Exhibits to be Filed in EDGAR

A-1 Financial statements of FirstEnergy Solutions Corp. for the quarter ended September 30, 2004.

             A-2 Financial statements of GPU Diversified Holdings LLC for the quarter ended September 30, 2004.

             C    Certificate of FirstEnergy Corp.